Filed Pursuant to Rule 424(b)(5)

File No. 333-38510

PROSPECTUS SUPPLEMENT
(To prospectus dated June 8, 2000)

$225,000,000

VIRGINIA ELECTRIC AND POWER COMPANY

4.10% Callable And Puttable Enhanced SecuritiesSM (“CAPESSM”) Due 2038

We will pay interest on the 4.10% Callable And Puttable Enhanced SecuritiesSM (“CAPESSM”) due 2038 at the annual rate of 4.10% to, but excluding, December 15, 2008 (the “call date”). One or more third parties (the “call rights holders”) upon exercise of call rights (the “call rights”) will have the right to purchase, in whole or in part, the CAPES on the call date at a price equal to 100% of the aggregate principal amount of the CAPES to be purchased.

If any CAPES are not purchased by the call rights holders on the call date, we will repurchase the CAPES that are not purchased by the call rights holders from the holders of the CAPES at a price equal to 100% of their aggregate principal amount. On and after the call date, any CAPES not repurchased by us will have an annual interest rate of 6.38%. After the call date, we may redeem all or any of the CAPES at the make-whole redemption price described in this prospectus supplement. We will pay interest on the CAPES semiannually on June 15 and December 15 of each year, commencing June 15, 2004. The CAPES will mature on December 15, 2038.

The CAPES will be unsecured, unsubordinated obligations of ours and will rank equally with all of our existing and future unsecured, unsubordinated debt. The CAPES will be issued in denominations of $1,000 and integral multiples thereof. We will not make application to list the CAPES on any securities exchange or to include them in any automated quotation system.

Investing in the CAPES involves risks, which are described in the “ Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Per CAPES	Total
Public offering price(1)	99.986%	$224,968,500
Underwriting discount	.6%	$1,350,000
Proceeds, before expenses, to the Company	99.386%	$223,618,500

(1)	Plus accrued interest from December 12, 2003, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The CAPES will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 12, 2003.

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

McDonald Investments Inc.

The date of this prospectus supplement is December 9, 2003.

“Callable And Puttable Enhanced Securities” and “CAPES” are service marks owned by Merrill Lynch & Co., Inc.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the CAPES we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the CAPES we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the CAPES in the prospectus supplement differs from the description of senior debt securities in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

You should rely only on the information contained in this document or to which this document refers you. We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2002, which should be read along with our Current Report on Form 8-K filed May 9, 2003 providing certain financial information that has been reformatted to reflect the transfer of our electric transmission operations to the Energy segment from the Delivery segment effective January 1, 2003;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K filed February 27, 2003, May 9, 2003 and December 4, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Virginia Electric and Power Company

120 Tredegar Street

Richmond, Virginia 23219

Telephone (804) 819-2000

FORWARD-LOOKING INFORMATION

We have included certain information in this prospectus which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our most recent Quarterly Report on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors and Cautionary Statements That May Affect Future

Results,” which is incorporated by reference in this prospectus supplement, and we refer you to that report for further information.

Our business and financial condition is influenced by factors including weather conditions; governmental regulations; cost of environmental compliance; inherent risk in the operation of nuclear facilities; fluctuations in energy-related commodities prices and the effect these could have on our earnings, liquidity position, and the underlying value of our assets; trading counterparty credit risk; capital market conditions, including price risk due to marketable securities held as investments in trusts and benefit plans; fluctuations in interest rates; changes in rating agency requirements or ratings; changes in accounting standards; the risks of operating businesses in regulated industries that are becoming deregulated; transfer of control over our transmission facilities to a regional transmission entity; collective bargaining agreements and labor negotiations; and political and economic conditions (including inflation and deflation). All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible to predict all such factors, nor can we assess the impact of each such factor on us.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, the words “Company,” “we,” “our” and “us” refer to Virginia Electric and Power Company, a Virginia corporation and, where the context requires, its subsidiaries.

The following summary contains basic information about this offering. It may not contain all the information that is important to you. The DESCRIPTION OF THE CAPES section of this prospectus supplement and the DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES sections of the base prospectus contain more detailed information regarding the terms and conditions of the CAPES. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying base prospectus.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electric power for sale within a 30,000 square-mile area in Virginia and northeastern North Carolina. We have a power generation portfolio of approximately 18,000 megawatts. Operating as Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina, we serve approximately 2.2 million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is owned by Dominion Resources, Inc. (Dominion), a fully integrated gas and electric holding company. Dominion manages our operations, together with those of Dominion’s other subsidiaries, along functional lines rather than by corporate entity.

Our address and telephone number are: Virginia Electric and Power Company, 701 East Cary Street, Richmond, Virginia 23219, Telephone (804) 819-2000.

Recent Developments

On November 21, 2003, we completed the purchase of the 240-megawatt Gordonsville, Virginia power station for approximately $52 million in cash. We also paid off the facility’s long-term debt, associated agreements and costs of approximately $98 million. Under our ownership, the facility will continue to serve our utility customers.

Ratio of Earnings to Fixed Charges

Twelve Months Ended September 30, 2003(1)	Twelve Months Ended December 31,
	2002	2001	2000	1999	1998
4.83	4.68	3.16	3.76	3.50	2.19

(1) Unaudited.

THE OFFERING

The following is a brief summary of some of the terms of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of the offering of the CAPES, you should read carefully this prospectus supplement and the accompanying base prospectus.

The issuer	Virginia Electric and Power Company.

Securities offered	$225,000,000 of 4.10% Callable And Puttable Enhanced Securities due 2038, which we refer to as the “CAPES.”

Original issue date	December 12, 2003.

Call date	December 15, 2008.

Stated maturity date	December 15, 2038.

Rate of interest	4.10% per year to, but excluding, December 15, 2008 and, if not repurchased by the Company on the call date, thereafter at a rate equal to 6.38% per year.

Interest payment dates

June 15 and December 15 of each year , including the call date and at the maturity date, commencing June 15, 2004, to the persons in whose names the CAPES are registered on the regular record date of May 31 or November 30 (in each case, whether or not a business day) immediately preceding the related interest payment date.

Call rights

The CAPES are not subject to redemption at our option until after the call date. However, the call rights holders will have the right to purchase, in whole or in part, the CAPES from the holders of the CAPES on the call date, at a price (the “call exercise price”) equal to 100% of the aggregate principal amount of the CAPES to be purchased, upon notice to the call rights agent and the trustee of not less than five business days but not more than 60 calendar days prior to the call date, and subject to satisfaction of the other conditions to exercise. We refer to the holders of the call rights as the “call rights holders.” The trustee will provide notice of the call date to the holders of the CAPES on a business day at least 60 calendar days prior to the call date (the “call notice date”).

Mandatory repurchase

If any CAPES are not purchased from the holders of the CAPES by the call rights holders on the call date, we will repurchase the CAPES not so purchased from the holders of the CAPES at a price equal to 100% of their aggregate principal amount.

Optional redemption	We may redeem some or all of the CAPES at our option at any time after the call date at the make-whole redemption price described in DESCRIPTION OF THE CAPES beginning on page S-14.

Ranking

The CAPES will be unsecured, unsubordinated obligations of ours and will rank equally with all of our existing and future unsecured, unsubordinated debt. The CAPES will be effectively subordinated to all of our secured debt, including our first and refunding mortgage bonds, of which there were approximately $1.5 billion outstanding at September 30, 2003. Following the redemptions described under USE OF PROCEEDS, we will have approximately $1.0 billion of mortgage bonds outstanding. The indenture under which the CAPES will be issued contains no restrictions on the amount of additional indebtedness that we may incur. The CAPES will not be guaranteed by Dominion.

Denominations	The CAPES will be issued in denominations of $1,000 and integral multiples thereof.

Form of CAPES	Book-entry form, represented by one or more global securities deposited with the trustee and registered in the name of a nominee of The Depository Trust Company, or DTC.

Trustee and call rights agent	JPMorgan Chase Bank.

Risk factors

Your investment in the CAPES will involve risks. You should carefully consider the discussion of risks in RISK FACTORS beginning on page S-9 in this prospectus supplement, and the other information in this prospectus supplement and the accompanying base prospectus, including FORWARD-LOOKING INFORMATION, before deciding whether an investment in the CAPES is suitable for you.

Use of proceeds

We intend to use the net proceeds of the offering for general corporate purposes and the repayment of debt. We expect to use a portion of the proceeds for the redemption of a portion of approximately $800 million of outstanding securities that we have called for redemption.

RISK FACTORS

Risks Related to the CAPES

You will not be able to hold your CAPES to their stated maturity because your CAPES will be either purchased by the call rights holders on the call date or repurchased by us on the call date, and therefore, you may not be able to reinvest the proceeds at a yield comparable to the yield you would have received on the CAPES.

The call rights holders are not obligated to exercise the call rights. However, on the call date, the call rights holders may, upon notice to the call rights agent and the trustee of not less than five business days but not more than 60 calendar days prior to the call date and subject to satisfaction of the other conditions to exercise, purchase your CAPES in whole or in part at a price equal to 100% of the aggregate principal amount of the CAPES to be purchased. If the call rights holders exercise call rights for your CAPES, the exercise will be effective, and your CAPES will be purchased from you, whether or not you actually receive notice of the exercise.

If the call rights holders do not exercise their call rights and purchase your CAPES, we will repurchase your CAPES from you on the call date at a price equal to 100% of their aggregate principal amount.

If either the call rights holders exercise their call rights for CAPES held by you or we repurchase your CAPES, you will be required to surrender those CAPES to the trustee for delivery to the exercising call rights holders or us, as applicable, in exchange for the call exercise price or repurchase price. Prevailing interest rates at the time of a call exercise or repurchase may be lower than the yield on your CAPES. Therefore, you are unlikely to be able to realize a comparable yield upon reinvesting the funds you receive from an exercise of any call rights or a mandatory repurchase. In addition, if the prevailing market value of the CAPES exceeds the call exercise price or repurchase price paid to you upon the exercise of a call, you will not be paid for that additional value.

An inactive public market may limit your ability to sell your CAPES.

Prior to the offering of the CAPES, there has been no market for the CAPES. We will not make application to list the CAPES on a national securities exchange or to include them in any automated quotation system. We cannot assure you that an active public market for the CAPES will develop or, if a public market develops, that you will be able to sell your CAPES. The underwriters have advised us that they intend to make a market in the CAPES, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the CAPES. At their sole discretion, the underwriters may discontinue their market-making activities at any time without notice to you. If an active public market for the CAPES does not exist or continue, the market prices and liquidity of your CAPES may be adversely affected.

Risks Related to the Company

Your investment in the CAPES involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors in our Quarterly

Report on Form 10-Q for the quarter ended September 30, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors and Cautionary Statements That May Affect Future Results,” which is specifically incorporated by reference into this prospectus. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the discussion of risks in our periodic reports before deciding whether an investment in the CAPES is suitable for you.

THE COMPANY

We are a regulated public utility that generates, transmits and distributes electric power for sale within a 30,000 square-mile area in Virginia and northeastern North Carolina. We have a power generation portfolio of approximately 18,000 megawatts. Operating as Dominion Virginia Power in Virginia and Dominion North Carolina Power in North Carolina, we serve approximately 2.2 million retail customers and sell electricity at wholesale to rural electric cooperatives, power marketers, municipalities and other utilities. All of our common stock is held by Dominion, a fully integrated gas and electric holding company. Dominion manages our operations, together with those of Dominion’s other subsidiaries, along functional lines rather than by corporate entity.

Operating Segments

We currently manage our business through two principal segments: Energy and Delivery.

•	Energy—Energy manages our portfolio of generating facilities and purchased power contracts and our trading, marketing, hedging and arbitrage activities. Energy also manages our approximately 6,000 miles of electric transmission lines formerly managed by Delivery.

•	Delivery—Delivery manages our electric distribution systems serving approximately 2.2 million customers and our customer service operations.

As of December 31, 2002, we had approximately 7,600 full-time employees.

We were incorporated in 1909 as a Virginia public service corporation. Our principal office is located at 701 East Cary Street, Richmond, Virginia 23219-3932. The telephone number is (804) 819-2000.

For additional information about us, see WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

Recent Developments

On November 21, 2003, we completed the purchase of the 240-megawatt Gordonsville, Virginia power station for approximately $52 million in cash. We also paid off the facility’s long-term debt, associated agreements and costs of approximately $98 million. Under our ownership, the facility will continue to serve our utility customers.

USE OF PROCEEDS

We expect to use the net proceeds for general corporate purposes including the repayment of debt. We intend to use a portion of the proceeds to redeem a portion of approximately $800 million of outstanding securities that we have called for redemption. Our securities called for redemption include our 1998 Series A 7.15% Senior Notes due June 30, 2038 ($150,000,000), our 1999 Series A 6.70% Senior Notes due June 30, 2009 ($150,000,000), our 1993 Series A 7 1/4% First and Refunding Mortgage Bonds due February 1, 2023 ($100,000,000), our 1993 Series D 7 1/2% First and Refunding Mortgage Bonds due June 1, 2023 ($189,280,000) and our 1993 Series G 6 3/4% First and Refunding Mortgage Bonds due October 1, 2023 ($200,000,000). We may also use a portion of the proceeds to repay a portion of our short-term debt, including commercial paper. As of November 30, 2003, the weighted average maturity of our approximately $505 million of outstanding commercial paper was approximately 21 days and the weighted average interest rate was 1.14%.

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of September 30, 2003. The “As Adjusted for Completed or Pending Offerings” column reflects our capitalization after giving effect to our December 2, 2003 offerings of $230 million 4.50% Series B Senior Notes and $200 million 5.25% Series C Senior Notes, both of which settled on December 9, 2003, an intercompany loan to us of the net proceeds of a December 3, 2003 offering by Dominion of $200 million 2.125% Series G Convertible Senior Notes, which is expected to settle on December 11, 2003 (collectively, the “Completed or Pending Offerings”) and the use of the net proceeds from those offerings. See USE OF PROCEEDS.

The “As Fully Adjusted” column reflects our capitalization after giving effect to this offering of CAPES, the Completed or Pending Offerings and the intended use of the net proceeds from these offerings. You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002 (which should be read along with our Current Report on Form 8-K filed May 9, 2003 providing certain financial information that has been reformatted to reflect the transfer of our electric transmission operations to the Energy segment from the Delivery segment effective January 1, 2003) as well as the unaudited information presented in our most recent Quarterly Report on Form 10-Q. See WHERE YOU CAN FIND MORE INFORMATION in this prospectus supplement.

	September 30, 2003
	Actual	As Adjusted for Completed or Pending Offerings		As Fully Adjusted
	(in millions)
Short-term debt[1]	$721	721		678
Long-term debt[2]:
Mortgage bonds	1,205	721[3]		721
Senior notes and medium-term notes	2,138	2,646	[3,4]	2,690[3]
Tax exempt financings	605	605		605
Company obligated mandatorily redeemable preferred securities of subsidiary trust[5]	400	400		400

Total long-term debt	4,348	4,372		4,416
Preferred stock[6]	257	257		257
Total common shareholder’s equity	4,634	4,634		4,634

Total capitalization	$9,960	$9,984		9,985

[1]	Includes securities due within one year including $250 million of our 8% First and Refunding Mortgage Bonds due March 1, 2004.
[2]	Includes the effect of unamortized discount ($22 million) and deferred gains on fair value hedges of $11 million for Actual as of September 30, 2003 and the effect of unamortized discount ($15 million) and deferred gains on fair value hedges of $7 million for As Adjusted for Completed or Pending Offerings and for As Fully Adjusted as of September 30, 2003.
[3]	Assumes use of all net proceeds of the Completed or Pending Offerings to first redeem outstanding mortgage bonds that have been called for redemption and use of all remaining net proceeds of the Completed or Pending Offerings and this offering to redeem senior notes that have been called for redemption and to reduce short-term debt. We may also use the proceeds of this offering, together with the proceeds of the other concurrent offerings, to repay other outstanding debt. See USE OF PROCEEDS.
[4]	Reflects use of approximately $12 million of net proceeds to pay call premiums associated with mortgage bonds called for redemption.
[5]	As a result of our adoption of SFAS No. 150, we present Company obligated mandatorily redeemable preferred securities issued by a subsidiary trust as long-term debt.
[6]	Includes the effect of preferred stock issuance expenses ($2 million).

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated were as follows:

	Twelve Months Ended September 30, 2003	Twelve Months Ended December 31,
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	4.83(1)	4.68	3.16	3.76	3.50	2.19

(1)	Unaudited.

For purposes of this ratio, earnings are determined by adding fixed charges (excluding interest capitalized) to income before taxes. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, interest capitalized and the portion of rental expense that is representative of the interest factor.

DESCRIPTION OF THE CAPES

General

The CAPES are to be issued as a series of Senior Debt Securities under the Senior Indenture, dated as of June 1, 1998 as amended or supplemented (the “indenture”), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “trustee”), which is more fully described in the accompanying base prospectus. The CAPES initially will be limited to $ 225,000,000 aggregate principal amount. We may reopen this series of CAPES and issue additional CAPES of this series without the consent of the holders of the CAPES, but on or prior to the call date we may only do so with the consent of the holders of 100% of the call rights, and so long as no event of default has occurred and is continuing with respect to the CAPES. The following description of the terms of the CAPES supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying base prospectus under the captions DESCRIPTION OF DEBT SECURITIES and ADDITIONAL TERMS OF SENIOR DEBT SECURITIES.

The CAPES are subject to (i) purchase by the call rights holders in whole or in part on December 15, 2008 (the “call date”) and, (ii) if any CAPES are not purchased pursuant to the exercise of call rights, mandatory repurchase by us. If the call rights holders elect to exercise their right to purchase the CAPES, the CAPES will, in whole or in part, be purchased by the call rights holders at a price equal to 100% of the aggregate principal amount of the CAPES to be purchased (the “call exercise price”), on the terms and subject to the conditions described herein. See “—Call Rights and Right to Purchase the CAPES” and “—Mandatory Repurchase” below. In addition, if not repurchased, after the call date, at our option, we may redeem any or all of the CAPES at the make-whole redemption price described below. See “—Optional Redemption.”

The CAPES will bear interest at a rate of 4.10% per year to, but excluding, the call date, December 15, 2008. On and after the call date, any CAPES not repurchased by us will bear interest at a rate of 6.38% per year. The CAPES will mature on December 15, 2038.

Interest on the CAPES will be payable semiannually on June 15 and December 15 of each year, including on the call date and at the maturity date (each, an “interest payment date”), commencing June 15, 2004, to the persons in whose name the CAPES are registered on the regular record date of May 31 or November 30 (in each case, whether or not a business day) immediately preceding the related interest payment date. Interest on the CAPES will be computed on the basis of a 360-day year of twelve 30-day months. We will pay the principal of, interest and any premium on each CAPES in immediately available funds upon presentation of the CAPES at the office or agency we maintain for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 4 New York Plaza, New York, New York 10004, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest on any interest payment date may be made at our option by check mailed to the registered holder at the close of business on the regular record date at such address as shall appear in the security register or by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee at least five business days before the interest payment date. Notwithstanding anything to the contrary in this prospectus supplement or the accompanying prospectus, so long as the CAPES are in book-entry form, we will make payments of principal, interest and any premium through the trustee to DTC.

Interest payable on any interest payment date, including the call date and at the maturity date, or redemption date shall be the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including December 12, 2003, if no interest has been paid or duly provided for with respect to the CAPES) to, but excluding, such interest payment date or redemption date. If any interest payment date, including the call date or the maturity date, or redemption date falls on a day that is not a business day, the payment shall be made on the next business day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such date.

“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are required or authorized by law, regulation or executive order to be closed or (iii) a day on which the corporate trust office of the trustee is closed for business.

The CAPES will be issued in denominations of $1,000 and integral multiples thereof.

The indenture restricts the adoption of any amendments, supplemental indentures or waivers that would adversely affect the rights of the call rights holders without obtaining the prior written consent of the holders of 100% of the call rights. In addition, we have agreed that, so long as any call rights remain outstanding, neither the Company nor any of its affiliates will purchase or otherwise acquire any of the CAPES without the prior written consent of the holders of 100% of the call rights, except as described below under “—Mandatory Repurchase.” We have further agreed that, notwithstanding any provision to the contrary set forth in the indenture, (i) we will use our best efforts to maintain the CAPES in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the CAPES in book-entry form, and (ii) we will waive any discretionary right we otherwise have under the indenture to cause the CAPES to be issued in certificated form.

No service charge will be made for any registration of transfer or exchange of CAPES, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Ranking

The CAPES will be our direct, unsecured and unsubordinated obligations and will rank equally with all of our other senior unsecured indebtedness. The CAPES will be effectively subordinated to all our secured debt, including our first and refunding mortgage bonds, of which there were approximately $1.5 billion outstanding at September 30, 2003. Following the redemptions described under USE OF PROCEEDS, we will have approximately $1.0 billion of mortgage bonds outstanding.

The CAPES will not be guaranteed by Dominion.

The indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Call Rights and Right to Purchase the CAPES

The CAPES will be issued to you subject to the prior right of the call rights holders to purchase the CAPES on the call date. By agreeing to purchase the CAPES, you are agreeing to (i) the right of the call rights holders to purchase your CAPES in whole or in part on the call date, (ii) appoint the trustee on your behalf to effect the mandatory tender of your CAPES to the applicable call rights holder following exercise and satisfaction of the exercise requirements described below, (iii) be bound by the provisions of the call rights agreement and of the CAPES respecting such arrangements and (iv) have the Company act on your behalf in connection with the appointment of the trustee and the call rights agent. The call rights are not being offered pursuant to this prospectus supplement, but are being offered concurrently with the CAPES. We will have no responsibility respecting payment or delivery arrangements upon exercise, which will be effected by the call rights agent and the trustee.

The trustee will provide notice of the call date to the holders of the CAPES on a business day at least 60 calendar days prior to the call date (the “call notice date”). Such notice will state, among other things:

•	the call date;

•	on the call date, the holders of the CAPES will receive an amount equal to 100% of the principal amount of the CAPES from the call rights holders or the Company;

•	that the holders of the CAPES, by their acceptance of CAPES, covenanted and agreed to tender any and all CAPES to the trustee upon the exercise of the call rights by the holders of the call rights and deposit of the call exercise price for the CAPES with the call rights agent in accordance with the applicable procedures in the call rights agreement, or otherwise to the trustee for mandatory repurchase by the Company;

•	that CAPES will be tendered or deemed tendered to the trustee on the call date, without further action on the part of the holders or beneficial owners, which we refer to as owners, of CAPES being required;

•	that the holders or owners will be responsible for the payment of any fees or commissions payable to any broker or other financial intermediary in connection with the tender or deemed tender of the CAPES; and

•	that if any CAPES contains a CUSIP, CINS or ISIN number, no representation is being made as to the correctness of the CUSIP, CINS or ISIN number either as printed on the CAPES or as contained in such notice and that reliance may be placed only on the other identification numbers printed on the CAPES.

If a call rights holder has met the exercise requirements set forth below, the call rights holder will purchase a principal amount of CAPES on the call date equal to the principal amount for which such holder’s call rights are exercisable at the call exercise price. To exercise its call rights on the call date, the call rights holder must,

•	notify the call rights agent and the trustee in writing not less than five business days but not more than 60 calendar days prior to the call date of its intention to exercise its call rights (which notice is irrevocable upon satisfaction of all of the conditions to exercise, subject only to the provisions of the second succeeding sentence) by delivering to the call rights agent, with a copy to the trustee (if the trustee is not then also the call rights agent), the certificate evidencing the call rights with the notice of exercise to purchase duly completed, and

•	irrevocably deposit by wire transfer at least four business days prior to the call date an amount of immediately available funds equal to the call exercise price with the call rights agent, to be held in escrow pursuant to the call rights agreement.

If either of the above shall not have occurred then the call rights will expire. In addition, the exercise of call rights shall be revocable if any Event of Default (as defined in the indenture) with respect to the CAPES shall occur and be continuing on or prior to the call date. Upon receipt of notice of revocation from the call rights holders, the trustee will provide notice of the revocation to the Company as promptly thereafter as practicable. Revocation will be effective only upon receipt of notice thereof by the trustee.

The call rights agent shall hold the amount of the call exercise price received from the call rights holders in escrow for the benefit of the holders of the applicable CAPES and shall invest at the written direction of the call rights holders any such amounts only in “eligible assets” that, to the knowledge of the call rights agent, are available and specified to the call rights agent by the call rights holders from the date of receipt thereof to the business day prior to the call date. “Eligible assets” consist of U.S. Treasury securities maturing not later than noon on the business day immediately preceding the call date. Income from the investment of funds received by the call rights agent from call rights holders in eligible assets as described above will be remitted to such call rights holders on the first business day following the call date. Each call rights holder will bear the risk of loss on funds deposited with the call rights agent from the date of deposit with the call rights agent until the funds are made available for payment to the holders of CAPES on the call date or remitted to the call rights holders, as the case may be. From the call date, holders and beneficial owners of the CAPES may look only to the call rights agent (or the trustee, if the funds have been paid out of escrow to the trustee) and not to the Company for payment of the call exercise price. We will have no control or influence over the call rights holders’ decision to exercise the call rights.

Upon exercise of any call rights and satisfaction of all of the above conditions with respect to the call date, by not later than two business days immediately preceding the call date the trustee will notify the Company of the aggregate principal amount of CAPES to be purchased pursuant to the exercise of such call rights. The trustee will select on a pro rata basis the CAPES to be surrendered to the trustee (if less than all of the outstanding CAPES are to be purchased pursuant to the exercise of call rights on such call date) for delivery to the exercising call rights holders. The remaining CAPES, if any, will be repurchased by the Company. See “—Mandatory Repurchase” below. So long as the CAPES are held in book-entry form, DTC and not the trustee shall select the

CAPES to be purchased if less than all are to be purchased and the call rights agent shall instruct DTC to make such selection. Following its receipt of CAPES upon the exercise of any call rights, the trustee will surrender the CAPES to the exercising call rights holders in exchange for the payment of the call exercise price for such CAPES that will have been made from the escrow account. So long as the CAPES are held in book-entry form, the trustee will notify DTC to have the CAPES to be purchased delivered to the account of the trustee, by book-entry through DTC against payment of the purchase price therefor, on the call date. Upon payment of the call exercise price to the trustee, the trustee will cause the CAPES to be credited by book-entry through DTC to the account designated by the call rights agent for the account of the exercising call rights holders.

All CAPES selected by the trustee for delivery to the call rights agent for the account of the call rights holders will be tendered, or deemed tendered, to the trustee by the holders thereof on the call date for delivery to the call rights agent against payment therefor. Upon payment of the call exercise price to the trustee, any CAPES required to be tendered that have not been surrendered to the trustee for delivery to the call rights agent (each, an “undelivered CAPES”) will thereafter (i) represent only the right to receive payment equal to the call exercise price for such CAPES from the trustee on behalf of the call rights holders and (ii) no longer be an obligation of the Company. The amount of the call exercise price will be held by the trustee for the holder of any undelivered CAPES pending surrender thereof in the same manner and upon the same terms as the trustee holds cash for payments of principal under the indenture. The Company and the trustee will take such actions as may be necessary in order to distinguish undelivered CAPES from CAPES, which may include assigning a separate CUSIP number to the undelivered CAPES or other means of identification, and will issue and deliver to the call rights agent for the account of the applicable call rights holders a replacement CAPES for the undelivered CAPES. Any undelivered CAPES subsequently surrendered to the trustee will be cancelled in accordance with the indenture.

In the event that the CAPES are held in certificated form on or before the call date, the trustee will act as custodian for the CAPES, to the extent that such arrangement is then deemed to be practicable and lawful in the reasonable judgment of the trustee, and will effect physical delivery of the CAPES to be purchased on behalf of the beneficial owners thereof.

The holders of the CAPES will be responsible for the payment of any fees or any commissions payable to any broker or other financial intermediaries in connection with the tender of CAPES.

The exercise, tender and settlement procedures described above may be modified by the Company and trustee, with the consent of the holders of 100% of the call rights, to the extent required by DTC or to the extent required to facilitate the performance of such procedures for securities in certificated form.

Mandatory Repurchase

If:

(i) any call rights holder does not provide notice of its exercise not less than five business days prior to the call date,

(ii) any call rights holder does provide such notice, but for any reason does not fulfill the exercise requirements set forth above, or

(iii) any call rights holder revokes its exercise, as provided above,

then the Company will be required to repurchase all such CAPES that are not purchased by the call rights holders on the call date at a purchase price equal to 100% of their aggregate principal amount. All such CAPES will be tendered or deemed tendered through the trustee against payment, and no action will be required by holders of the CAPES to effect the repurchase. In any such case, payment will be made by the Company through the trustee to the DTC participant of each holder of CAPES being repurchased, by book-entry through DTC by the close of business on the call date against delivery through DTC of such holder’s CAPES.

All CAPES purchased by the Company shall be delivered by the Company to the trustee for cancelation.

As soon as practicable, but not later than two business days immediately preceding the call date, the call rights agent shall determine the principal amount of CAPES covered by duly exercised call rights. The call rights agent will pay to the trustee on behalf of the owners of the CAPES from funds deposited in respect of exercised call rights, 100% of the principal amount of such CAPES. Any CAPES remaining after the satisfaction of all exercised call rights will be repaid by the Company at 100% of the principal amount of such CAPES.

By accepting a CAPES or interest therein the holder or owner thereof will be deemed to have agreed to, and will be bound by, the provisions respecting such purchase and transfer arrangements.

Optional Redemption

At any time after the call date, the CAPES are redeemable, in whole or in part and at our option, at a redemption price equal to the greater of:

—100% of the principal amount of CAPES then outstanding to be redeemed, and

—the sum of the present values of the remaining scheduled payments of principal and interest thereon calculated at the rate of 6.38% per year (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points plus accrued and unpaid interest to the redemption date.

We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the CAPES as of the close of business on the record date immediately preceding that interest payment date.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of CAPES to be redeemed. If we elect to partially redeem the CAPES, the trustee will select in a fair and appropriate manner the CAPES to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the CAPES or portions thereof called for redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the CAPES to be redeemed or other maturity, in each case, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such CAPES.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Reference Treasury Dealer” means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc., McDonald Investments Inc. or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

Accounting

An investor that prepares financial statements in accordance with generally accepted accounting principles in the United States must account separately on its balance sheet for the CAPES and the call rights holders’ rights to purchase the CAPES. Investors considering investing in the CAPES should consult their own accounting advisors concerning potential reporting requirements.

Book-Entry Delivery and Form

Upon issuance, all CAPES will be represented by one or more fully registered global securities (the “global securities”), without coupons, which will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as the nominee of DTC. Except under the circumstances described below, the CAPES will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual CAPES represented thereby, interests in the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or such successor.

Each global security representing book-entry CAPES will be exchangeable for CAPES in definitive certificated form (“certificated CAPES”) of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the global securities, or if DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary has not been appointed by the Company within ninety (90) days or (ii) there shall have occurred and be continuing an event of default under the indenture with respect to the CAPES. Upon any such exchange, the certificated CAPES shall be registered in the names of the beneficial owners of each global security representing book-entry CAPES, which names shall be provided by DTC’s relevant DTC participants (as identified by DTC) to the trustee.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the book-entry CAPES. The book-entry CAPES will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued for each issue of book-entry CAPES, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global security will be issued with respect to each $500,000,000 of principal amount and an additional global security will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants of DTC (“direct participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (including the underwriters and the trustee). DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its DTC participants are on file with the SEC.

Purchases of book-entry CAPES under DTC’s system must be made by or through direct participants, which will receive a credit for such book-entry CAPES on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the direct and indirect participants’ records.

Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which  such beneficial owner entered into the transaction. Transfers of ownership interests in global securities representing book-entry CAPES are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry CAPES will not receive certificated CAPES representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry CAPES is discontinued.

To facilitate subsequent transfers, all global securities representing book-entry CAPES which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the book-entry CAPES; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry CAPES are credited and those persons may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities representing the book-entry CAPES. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry CAPES are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, interest and any premium payments on the global securities representing the book-entry CAPES will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such DTC participant and not of DTC, the trustee, paying agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and any premium to DTC is the responsibility of the Company, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry CAPES within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depository with respect to the book-entry CAPES at any time by giving reasonable notice to the Company or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated CAPES are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for its accuracy.

Same-Day Settlement And Payment

Settlement for the CAPES will be made by the Company in immediately available funds. All payments of principal, interest and any premium in respect of the CAPES will be made by the Company in immediately available funds. The CAPES represented by the global securities are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such CAPES will, therefore, be required by DTC to be settled in immediately available funds.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the CAPES by a beneficial holder of the CAPES who purchases the CAPES upon initial issuance at their “issue price” (i.e., the price at which a substantial amount of CAPES are first sold to the public).

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing as of the date hereof, all of which are subject to change (possibly on a retroactive basis) and to different interpretations. This summary does not deal with all United States federal income tax consequences that may be applicable to investors based upon their particular circumstances, or to investors that may be subject to special rules under United States federal income tax law (including, for example, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, partnerships and other pass-through entities, dealers in securities or currencies, persons holding CAPES as part of a “straddle”, a “hedge” or a “conversion transaction”, investors who do not hold the CAPES as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code, and U.S. Persons, as defined below, having a functional currency other than the U.S. dollar). Investors should consult their own tax advisors to determine the United States federal, state, local and other tax consequences of the purchase, ownership and disposition of the CAPES based upon their particular circumstances. This summary does not address state, local or non-U.S. tax considerations. The Company will not seek a ruling on any of the issues discussed below nor will it receive an opinion of counsel with respect to the U.S. federal income tax treatment of the CAPES. No assurances can be given as to whether results contrary to those described below may occur.

As used herein, the term “U.S. Person” means an individual citizen or resident of the United States, a corporation (including a business entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons. If a partnership holds CAPES, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners of a partnership holding CAPES should consult their own tax advisors.

Income of Holders of the CAPES That Are U.S. Persons

Tax Treatment of the CAPES by the Company

The U.S. federal income tax treatment of debt obligations such as the CAPES is not certain. Although there are no cases or rulings with respect to instruments with terms similar to those of the CAPES, and the matter is not free from doubt, because if any CAPES are not purchased by the call rights holders on the call date, the Company will repurchase the CAPES that are not purchased by the call rights holders from the holders of the CAPES, the Company intends to treat the CAPES for United States federal income tax purposes as fixed rate debt instruments that mature on the call date. By purchasing the CAPES and pursuant to the indenture, a holder of the CAPES agrees (in the absence of an administrative determination or judicial ruling to the contrary) to follow that treatment for United States federal, state and local income tax purposes. No ruling on any of the issues relating to the CAPES will be sought from the Internal Revenue Service (the “IRS”). The IRS could assert a different characterization, including the alternative characterizations set forth below. Unless otherwise stated, the remainder of this summary assumes that this treatment will be respected.

Interest Income and Original Issue Discount

Based on the treatment of the CAPES as fixed rate debt obligations that mature on the call date, we intend to treat interest on the CAPES as “qualified stated interest.” Qualified stated interest generally will be taxable to a holder of CAPES as ordinary interest income at the time such payments are accrued or received (in accordance with the regular method of tax accounting of the holder of CAPES). If the CAPES are issued to the holder of CAPES at an issue price of par or, alternatively, the excess of par over the issue price does not exceed the statutory de minimis amount (generally  1/4 of 1% of the stated redemption price of the CAPES at the call date multiplied by the number of complete years to the call date from the issue date), the CAPES will not be treated as having original issue discount (“OID”).

It is anticipated that the CAPES will not be issued at a discount greater than the statutory de minimis amount.

Sale, Exchange or Retirement of CAPES

Upon the sale, exchange, retirement or other disposition of a CAPES (including upon exercise of a call right), a holder of the CAPES will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized on the disposition and the tax basis of the holder in the CAPES. The tax basis of a holder of the CAPES for determining gain or loss on the disposition of the CAPES will generally equal the holder’s initial investment in the CAPES. Gain or loss upon the disposition or retirement of the CAPES (including upon exercise of a call right) will be capital gain or loss, except to the extent the gain represents accrued stated interest which will be taxable as such.

Possible Alternative Tax Treatments of CAPES

As noted above, there can be no assurance that the IRS will agree with our treatment of the CAPES, and it is possible that the IRS could assert a different treatment. For instance, it is possible that the IRS could seek to treat the CAPES as maturing on their stated maturity date. If the CAPES were treated as maturing on their stated maturity date, a portion of the interest on the CAPES will not constitute “qualified stated interest.” Under the OID regulations, if a debt instrument provides for a fixed interest rate (an “initial interest rate”) for a stated period followed by a higher fixed interest rate (a “stepped-up interest rate”) for a later period, then only those payments that do not exceed the initial interest rate will constitute payments of “qualified stated interest.” All payments due after the initial period in excess of the initial interest rate will be included in the debt instrument’s stated redemption price at maturity. If the stated redemption price of the CAPES at maturity, as so calculated, exceeds their issue price by more than the statutory de minimis amount, the CAPES will be issued with OID. Whether the CAPES would be issued with OID would depend on the amount of the step-up in interest rate after the call date as well as the issue price of the CAPES. The issue price of the CAPES could be affected by the fair market value of the call rights (see the discussion below) and whether a special “teaser” rule for de minimis OID applies. If the CAPES were issued with OID, a holder of CAPES likely would recognize taxable income in excess of the initial interest rate, based on the overall yield on the instrument.

In addition to the foregoing, the IRS could assert that the CAPES are subject to the principles of certain Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). Application of the Contingent Payment Regulations would require the Company to construct a projected payment schedule for the CAPES, based upon the Company’s current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the CAPES would be calculated. A holder of CAPES would be required to include in income as OID an amount equal to the product of the adjusted issue price of the CAPES at the beginning of each interest accrual period and the estimated yield of the CAPES, regardless of the holder’s regular method of accounting for United States federal income tax purposes. As a result of the application of the Contingent Payment Regulations, a holder of CAPES would likely be required to include interest in income in excess of actual cash payments received for certain taxable years. Furthermore, any gain realized with respect to a disposition of the CAPES would generally be treated as ordinary income; any loss realized would generally be treated as ordinary loss to the extent of the holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the CAPES; and any excess loss would generally be treated as capital loss.

It is also possible that the IRS could seek to treat the holders of CAPES as having sold call rights to the call rights holders. In that event, the holder of CAPES would be deemed to have received an option premium from the call rights holders for having written the option. Moreover, the issue price of the CAPES would be deemed to equal the amount paid by the holder of CAPES plus an amount equal to the option premium deemed paid by the call rights holder.

The holders of CAPES should not invest in the CAPES prior to consulting their tax advisors regarding the tax accounting for these possible alternative tax treatments of the CAPES, including, in the case where a CAPES holder is considered to sell a call right to the call rights holder, the likely treatment of these transactions as positions in a straddle under Code Section 1092. The holders of CAPES may have character and timing mismatches that are significant when compared to the tax accounting with respect to a straight debt instrument treated as maturing on the call date.

Foreign Holders of CAPES

Withholding Tax on Payments of Interest on CAPES

Interest paid to holders of CAPES that are not U.S. Persons (“foreign holders of CAPES”) generally will not be subject to the 30% United States federal withholding tax on interest, provided that (i) the foreign holder of CAPES does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote, (ii) the foreign holder of CAPES is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the issuer through stock ownership, (iii) the foreign holder of CAPES is not a bank described in Section 881(c)(3)(A) of the Code, and (iv) either (A) the beneficial owner of the CAPES certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. Person and provides its name and address on IRS Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the CAPES, certifies under penalties of perjury that such an IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Otherwise, the 30% United States federal withholding tax may apply to interest paid unless an applicable income tax treaty reduces or eliminates such tax.

If a foreign holder of CAPES holds the CAPES in connection with the conduct of a trade or business within the United States, payments of interest on the CAPES will not be subject to United States federal withholding tax if the holder delivers an IRS Form W-8ECI (or a suitable substitute form) to the payor. However, the foreign holder of CAPES will be subject to United States federal income tax with respect to the CAPES at regular rates in the same manner as a U.S. Person, unless an applicable income tax treaty reduces or eliminates such tax. Such a holder of CAPES also may be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

Gain on Disposition of CAPES

A foreign holder of CAPES generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange, redemption or other disposition of a CAPES (including upon exercise of a call right) or upon the retirement of the CAPES unless:

•	the foreign holder of CAPES is an individual present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption and either (A) has a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

•	in the case of an amount which is attributable to accrued interest, the foreign holder of CAPES does not meet the conditions for exemption from the 30% United States federal withholding tax, as described above; or

•	the gain is effectively connected with the foreign holder of CAPES’ conduct of a United States trade or business.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the CAPES and the proceeds from a sale or other disposition of the CAPES. If you own CAPES and are a U.S. Person, you will be subject to United States backup withholding tax at the applicable statutory rate on these payments unless you provide your taxpayer identification number to the paying agent and comply with certain certification procedures. If you are a foreign holder of CAPES, you may have to comply with certification procedures to establish that you are not a U.S. Person in order to avoid United States federal information reporting and backup withholding tax requirements. The certification on an IRS Form W-8BEN, required to claim exemption from the 30% United States federal withholding tax on interest payments as described above, will satisfy the certification requirements necessary to avoid the United States federal backup withholding tax as well.

The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

Prospective investors are strongly urged to consult their own tax advisors with respect to the withholding requirements.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in Section 4975(e)(1) of the

Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each a “Plan”) and (d) persons who have certain specified relationships to such Plans (“Parties-in-Interest” under ERISA and “Disqualified Persons” under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans; governmental plans may be subject to similar prohibitions.

The Company, the call rights holders and their respective affiliates because of their activities, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the CAPES are acquired by or with the assets of a Plan with respect to which the Company, any call rights holder or their respective affiliates are, or subsequently become, a Party-in-Interest or Disqualified Person, the purchase or holding of CAPES by the Plan or sale of CAPES by the Plan to the Company, the call rights holders or their respective affiliates could be deemed to be a direct or indirect violation of the Prohibited Transaction rules of ERISA and the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption (“PTCE”) 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in- Interest or Disqualified Persons; PTCE  84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager;” PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in- Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager.” Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

Accordingly, prior to making an investment in the CAPES, a Plan fiduciary should determine whether the Company, any call rights holder or any of their respective affiliates is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether the purchase, holding or disposition of the CAPES might constitute a prohibited transaction under ERISA or the Code or if such transaction is subject to one or more statutory or administrative exemptions, including those described above. In addition, after the purchase of CAPES, a Plan fiduciary should determine whether any call rights holders (or their affiliates) who purchase call rights after Plan assets are used to purchase CAPES are Parties-in-Interest or Disqualified Persons with respect to such Plan and, if so, whether the disposition of CAPES to such call rights holders might constitute a prohibited transaction under

ERISA or the Code or if such transaction is subject to one or more statutory or administration exemptions, including those described above.

A Plan fiduciary (whether or not a holder of the CAPES at such time) may request in writing that the Company provide such Plan fiduciary with such information as shall be necessary for it to determine whether any of the holders of the call rights or their affiliates is (i) a Party-in-Interest or (ii) a Disqualified Person with respect to any employee benefit plan or Plan identified to us by such Plan fiduciary at the time such request is made in order for the Plan fiduciary to determine whether an investment in the CAPES by such Plan is or would be permissible under ERISA or the Code. Any such written request of a Plan fiduciary shall be accompanied by a certification of the Plan fiduciary, opinion of counsel experienced in such issues, and such other documentation as we may require, in order to establish that such disclosure is necessary for the Plan fiduciary to determine compliance with ERISA and the Code, as well as a confidentiality agreement, whereby the Plan fiduciary will be required to agree not to disclose the identity of any call rights holders or their affiliates except to any legal or other experts as necessary to make such determination. The call rights holder will be required, upon our reasonable request, in order for us to satisfy our obligations to a Plan fiduciary, to provide us with any one or more of the following, in the sole discretion of the call rights holder: (i) a certificate that the call rights holder and its affiliates are not (x) Parties-in-Interest with respect to any “employee benefit plan” as defined in ERISA, Section 3(3), or (y) Disqualified Persons within the meaning of Code Section 4975(e)(2) with respect to a “Plan” as defined in Code Section 4975(e)(1) (except in each case with respect to plans sponsored by the call rights holder or its affiliates which cover employees of the call rights holder and/or such affiliates); (ii) a certificate that the call rights holder and its affiliates are not Parties-in-Interest or Disqualified Persons with respect to any employee benefit plan or Plan identified to us by such Plan fiduciary at the time such request is made; or (iii) a written consent to the limited disclosure of the identity of the call rights holder and its affiliates to a specific Plan fiduciary solely for purposes of allowing us to satisfy our obligations to a Plan fiduciary.

The person making the decision to purchase the CAPES on behalf of a Plan (or a governmental plan) shall be deemed, on behalf of itself and the Plan (or the governmental plan), to represent that the purchase, holding and disposition of the CAPES (including a disposition to a call rights holder in the event the call rights holder exercises the call option) will not result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation).

Prior to making an investment in the CAPES, Plans and governmental plans should consult with their legal advisers concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment on behalf of the Plan; whether the investment constitutes a direct or indirect transaction with a Party-in-Interest or a Disqualified Person; and whether under the general fiduciary standards of investment procedure and diversification an investment in the CAPES is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

We expect the call rights holders on the issue date to certify that the call rights holders and their affiliates are not Parties-in-Interest with respect to any “employee benefit plan” as defined in ERISA, Section 3(3), or Disqualified Persons within the meaning of Code Section 4975(e)(2) with respect to a “Plan” as defined in Code Section 4975(e)(1) (except in each case with respect to plans sponsored by such call rights holders or their affiliates which cover employees of the call rights holders and/or such affiliates). In addition, under the terms of the call rights, the call rights holders may only sell or otherwise transfer the call rights to a subsequent purchaser that makes the same certification.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated December 9, 2003 (“Underwriting Agreement”), we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us the principal amount of CAPES listed opposite their names below:

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$112,500,000
Banc One Capital Markets, Inc.	56,250,000
McDonald Investments Inc.	56,250,000

Total	$225,000,000

The underwriters have agreed to purchase all of the CAPES sold pursuant to the Underwriting Agreement if any of the CAPES are purchased. If an underwriter defaults, the Underwriting Agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the Underwriting Agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the CAPES subject to prior sale and when, as and if issued to and accepted by them, subject to the approval of legal matters by their counsel, including the validity of the CAPES, and other conditions contained in the Underwriting Agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the CAPES to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of .35% of the principal amount of the CAPES. The underwriters may allow, and the dealers may reallow, a discount not in excess of .25% of the principal amount of the CAPES to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $200,000 and are payable by us.

New Issue of CAPES

We do not intend to apply for listing of the CAPES on a national securities exchange or to include them in any automated quotation system, but have been advised by the underwriters that they intend to make a market in the CAPES. The underwriters are not obligated, however, to do so. No assurance can be given as to the liquidity of the trading market for the CAPES.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the CAPES. Such transactions consist of bids or purchases to peg, fix or maintain the price of the CAPES. If the underwriters create a short position in the CAPES in connection with the offering, i.e., if they sell more CAPES than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing CAPES in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the CAPES. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

In the ordinary course of business, the underwriters and their affiliates have provided, and continue to provide, financial advisory, investment banking and general financing, corporate trust and banking services for us and our affiliates for customary fees and commissions.

LEGAL MATTERS

Certain legal matters in connection with the offering of the CAPES will be passed upon for the Company by McGuireWoods LLP and for the underwriters by Troutman Sanders LLP and Sidley Austin Brown & Wood LLP, which also perform certain legal services for us and our affiliates on other matters. In rendering its opinion, Sidley Austin Brown & Wood LLP may rely on Troutman Sanders LLP and McGuireWoods LLP as to all matters of Virginia law.

EXPERTS

The financial statements and related financial statement schedules incorporated in this prospectus supplement and the accompanying prospectus by reference from our Current Report on Form 8-K filed May 9, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph as to changes in accounting principle for derivative instruments and hedging activities in 2001 and the method of accounting used to develop the market-related value of pension plan assets in 2000), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

VIRGINIA ELECTRIC AND POWER COMPANY

One James River Plaza

701 East Cary Street

Richmond, Virginia 23219

(804) 771-3000

$1,500,000,000

Mortgage Bonds

Senior Debt Securities

Junior Subordinated Notes

Trust Preferred Securities and Related Guarantee

Preferred Stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated June 8, 2000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

•	Annual Report on Form 10-K for the year ended December 31, 1999;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Virginia Electric and Power Company

One James River Plaza

701 East Cary Street

Richmond, Virginia 23219

(804) 771-3000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

Virginia Electric and Power Company is a Virginia corporation with its principal office located at 701 East Cary Street, Richmond, Virginia 23219. The telephone number is (804) 771-3000. All of our common stock is held by Dominion Resources, Inc., a Virginia corporation.

The Company is a public utility engaged in the generation, transmission, distribution and sale of electric energy within a 30,000 square-mile area in Virginia and northeastern North Carolina. We transact business under the name of Virginia Power in Virginia and under the name of North Carolina Power in North Carolina. The Virginia service area comprises about 65% of Virginia’s total land area but accounts for over 80% of its population.

THE TRUST

Virginia Power Capital Trust II is a statutory business trust newly formed under Delaware law by us, as sponsor for the Trust, and Chase Manhattan Bank Delaware, who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

The Trust exists for the exclusive purposes of

•	issuing two classes of trust securities, Trust Preferred Securities and trust common securities, which together represent undivided beneficial interests in the assets of the Trust;

•	investing the gross proceeds of the trust securities in our Junior Subordinated Notes;

•	making distributions; and

•	engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

The Junior Subordinated Notes will be the sole asset of the Trust, and our payments under the Junior Subordinated Notes and the Agreement as to Expenses and Liabilities will be the sole revenue of the Trust.

No separate financial statements of the Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the Trust Preferred Securities because the Trust has no independent operations and the purposes of the Trust are as described above. We do not expect that the Trust will be filing annual, quarterly or special reports with the SEC.

The principal place of business of the Trust will be c/o Virginia Electric and Power Company, One James River Plaza, 701 East Cary Street, Richmond, Virginia 23219.

USE OF PROCEEDS

The net proceeds from the sale of the offered securities will be used to meet a portion of the general capital requirements of the Company and for the refinancing of other outstanding debt.

COVERAGE RATIOS

The ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Twelve Months ended Dec. 31,					For the Twelve Months ended March 31, 2000
	1995	1996	1997	1998	1999
Ratio of earnings to fixed charges	2.99	3.14	3.21	2.19	3.50	3.61
Ratio of earnings to fixed charges and preferred stock dividends	2.49	2.70	2.75	1.85	2.94	3.01

In the ratio of earnings to fixed charges, earnings are determined by adding taxes on income and fixed charges to income before extraordinary items. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and the portion of rentals as is representative of the interest factor.

In the ratio of earnings to fixed charges and preferred stock dividends, earnings are determined by adding taxes on income, fixed charges, and preferred stock dividends (grossed-up by a factor of pre-tax net income divided by net income) to income before extraordinary items. These earnings are then divided by the sum of total fixed charges and preferred stock dividends (as grossed-up).

DESCRIPTION OF THE BONDS

We will issue our First and Refunding Mortgage Bonds (Bonds) in one or more series under an Indenture of Mortgage dated November 1, 1935, as supplemented and modified by eighty-five supplemental indentures and as to be supplemented by one or more additional supplemental indentures to be entered into in connection with each new series of Bonds. The Indenture of Mortgage and all such supplemental indentures are collectively referred to as the Mortgage. The Indenture of Mortgage, the eighty-five supplemental indentures and a form of supplemental indenture are Exhibits to the Registration Statement of which this Prospectus is a part. The Trustee under the Mortgage is The Chase Manhattan Bank (the Trustee). We have summarized selected provisions of the Mortgage below. Capitalized terms used in the summary have the meanings specified in the Mortgage.

General

Unless otherwise provided in the applicable prospectus supplement, we will issue the Bonds only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and these will be exchangeable for a like aggregate principal amount of Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the Bonds, but we may require payment of a sum sufficient to cover any stamp tax or other governmental charge. You may transfer and exchange your Bonds at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

The Bonds will bear interest from their issue date at the rate shown in the applicable prospectus supplement payable semiannually on the interest payment dates shown in that prospectus supplement. The Bonds will mature on the date shown in the applicable prospectus supplement. Interest will be paid to the persons in whose names the Bonds are registered at the close of business on the 15th day (whether or not a business day) of the calendar month next preceding the interest payment date, except for defaulted interest and except for unmatured accrued interest on Bonds called for redemption on a date other than an interest payment date. Principal of, premium, if any, and interest on the Bonds are payable at the office or agency of the Trustee in New York City.

Provisions of a Particular Series

You should refer to the applicable prospectus supplement for the specific terms relating to that particular series of Bonds including:

•	its specific designation;

•	the aggregate principal amount;

•	the date or dates on which the series will mature;

•	the rate per annum at which the series will bear interest;

•	any optional or mandatory redemption provisions allowing the Bonds to be redeemed at our option or of the holder of the Bonds including the redemption or repayment dates and the redemption or repayment prices; and

•	any other special terms.

Security and Priority

The Bonds will be our secured obligations, together with all other bonds presently or issued later under the Mortgage. The Bonds will be secured by a direct lien on all public utility property owned by us but subject to the operation of the release provisions (which, in effect, permit the disposition of all property in excess of the amount used under the Mortgage). Prior lien debt on after-acquired property may be extended or refunded under the same lien until property is certified under the Mortgage, but not after certification, except upon consent of the holders of 60% in amount of the bonds issued and outstanding under the Mortgage. (See Sections 4.03 and 4.07 of the Mortgage.) All cash, securities, accounts receivable, agreements, leases, materials and supplies, automotive equipment, timber, coal and other minerals under the mortgaged land, and certain other assets are excluded from the lien. (See Preamble to the Indenture of Mortgage, Part VIII and Fourteenth Supplemental Indenture, Part VI.) In case of a merger, consolidation or sale of substantially all of our assets, the lien may be limited to our system at that time. (See Sections 8.02, 8.03 and 8.04 of the Mortgage.)

The lien of the Mortgage must be duly recorded and filed, and is a first lien junior only to (i) statutory liens and equitable priorities for taxes, services, materials and supplies and (ii) pre-existing liens on after-acquired property.

Other than the security afforded by the lien of the Mortgage and described under the caption DESCRIPTION OF THE BONDS, there are no provisions of the Mortgage which provide holders of the Bonds protection in the event of a highly leveraged transaction involving our Company. Such a transaction would require regulatory approval, however, and we believe such approval would be unlikely in a transaction that would result in our having a highly leveraged capital structure.

Issuance of Additional Bonds or Other Debt

We may issue additional bonds under the Mortgage of any series from time to time, but not more in aggregate amount than the amount authorized by our shareholders

(currently $5 billion), on the following bases:

1.	Up to 60% of the net amount of additional property certified under Section 2.03 and subject to no senior lien except permitted liens and liens securing refundable debt, but only if net earnings (in 12 consecutive months within the 15 next previous months), after depreciation but before income taxes, are at least twice the annual interest charges on all bonds then outstanding or applied for and any indebtedness secured by senior liens.

a.	But no more than 20% of total net earnings may be from nonoperating income and the aggregate of maintenance and repairs and depreciation shall be not less than 15% of total operating revenues less the cost of electricity purchased for resale and resale paid by us for electric properties for such period.

b.	Refundable debt may not exceed 60% of the property securing it or 15% of the bonds outstanding or issuable and is deducted from the amount of bonds otherwise issuable. (See Sections 2.02, 2.03, 2.08, 2.09 and 4.16 of the Mortgage.)

2.	Up to the amount of bonds or refundable debt retired (unless from certain funds). (See Sections 2.02, 2.04, 2.05, 2.08 and 2.09 of the Mortgage.)

3.	Up to the amount of cash deposited for the purpose, but only if net earnings are as required in 1 above. The cash may be withdrawn in the amount of the bonds issuable as shown in 1 and 2 above, without regard to earnings. This is the only restriction on the disposition of proceeds of additional bonds. (See Sections 2.02, 2.06 and 2.07 of the Mortgage.)

The Bonds will be issued on the bases set forth above.

The Mortgage does not limit the Company’s ability to issue additional unsecured debt.

Release and Substitution of Security

Property may be released upon filing a Credit Certificate or upon depositing cash in the amount of the value of the property (which then may be withdrawn upon filing a Credit Certificate). The Credit Certificate supplies evidence, between formal certifications under Section 2.03 of the Mortgage, that credits previously established on the basis of property acquisition or bonds or refundable debt retirement have not been exhausted by showing that the retirements that have not yet been certified are less than the balance of the credits that would remain unused after the action then sought (including in such credits the amount of additional property not formally certified and the amount of release moneys, etc., then held by the Trustee). Instead of cash, purchase money bonds or bonds of the United States or any State or their respective political subdivisions may be deposited. Special provisions are made for property and cash subject to senior liens and for refundable debt held in pledge. (See Section 2.09(q), Article 5 and Article 6 of the Mortgage.)

Modification

With the consent of the holders of 75% in amount of all bonds issued and outstanding under the Mortgage (including at least 60% in amount of each affected series)

•	any default may be waived except for a default in the payment of principal or interest at their due dates; and

•	the Mortgage may be changed in any way except to extend the due dates of principal or interest or reduce the amount of principal, interest or premium, if any. (See Section 7.24 and Article 14 of the Mortgage.)

Default and Action by the Trustee

An event of default includes:

•	default in payment of principal of any series of bonds issued under the Mortgage;

•	continuous default for 90 days in payment of interest on any series of such bonds (except that the default need only continue for 30 days in the case of certain series);

•	default for 90 days after notice in the performance of any other covenant in the Mortgage and the occurrence of certain bankruptcy-related events. (See Section 7.01. of the Mortgage)

During an event of default, the Trustee must use the same degree of care and skill as a prudent person in the conduct of their own affairs. Subject to that standard, a majority in amount of bonds issued under the Mortgage is necessary to require the Trustee to take action, and the Trustee is entitled to be indemnified to its satisfaction. (See Section 7.20 of Indenture of Mortgage and Third Supplemental Indenture Sections 7.02 and 7.03.) We are required to report annually to the Trustee that we are not in default under the Mortgage. (See Third Supplemental Indenture Section 6.03.)

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes the Senior Debt Securities and the Junior Subordinated Notes. We will issue the Senior Debt Securities in one or more series under our Senior Indenture dated as of June 1, 1998, between us and The Chase Manhattan Bank as Trustee. We will issue the Junior Subordinated Notes in one or more series under our Subordinated Note Indenture dated as of August 1, 1995 between us and The Chase Manhattan Bank (formerly Chemical Bank) as Trustee, as supplemented from time to time. We have summarized selected provisions of the Indentures below. The Senior Indenture and the Subordinated Note Indenture are exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

The Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our other senior and unsubordinated debt. The Junior Subordinated Notes will be our unsecured obligations and are junior in right of payment to our Senior Indebtedness, as described under the caption ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES—Subordination.

Our ability to meet our obligations under the Debt Securities is dependent on our earnings and cash flows. As of April 1, 2000, we have 6.5 million issued and outstanding shares of Preferred Stock with an aggregate liquidation value of $656.1 million. In addition to trade debt, we have ongoing corporate debt programs used to finance our business activities. As of April

1, 2000, we had approximately $4.1 billion of outstanding debt.

Neither of the Indentures limits the amount of Debt Securities that we may issue under it. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. A form of supplemental indenture to each of the Indentures is an exhibit to the registration statement.

The Indentures do not protect the holders of Debt Securities if we engage in a highly leveraged transaction.

Provisions of a Particular Series

The Debt Securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date. The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any payments due if the maturity of the Debt Securities is accelerated;

•	any optional redemption terms, or with respect to the Senior Debt Securities, any repayment terms;

•	the obligations, if any, of the Company to redeem or purchase any securities of the series pursuant to any sinking fund, purchase fund or analogous provisions or at the option of the Holder thereof and the period or periods within which, the price or prices at which the terms and conditions upon which any Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•	if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest, or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued,

if other than 100% of the principal amount;

•	whether the Debt Securities will be issued in fully registered certificated form or book-entry form, represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary’s nominee (Book-Entry Debt Securities);

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture & Sections 201 & 301 of the Subordinated Note Indenture)

The prospectus supplement will also indicate any special tax implications of the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion or Redemption

No Debt Security will be subject to conversion, amortization, or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our option. If no redemption date or redemption price is indicated with respect to a Debt Security, we may not redeem the Debt Security prior to Stated Maturity. Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on and after the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•	redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not less than 30 nor more than 60 days prior to the date of redemption. (Section 1104 of the Senior Indenture & Section 1104 of the Subordinated Note Indenture.)

We will not be required to:

•	issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

•	register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Section 303 of the Subordinated Note Indenture.)

Payment and Transfer; Paying Agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•	by wire transfer to an account at a banking institution in the United States that is designated in writing to the Trustee prior to the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•	by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Sections 305 and 1001 of the Subordinated Note Indenture.)

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Unless we state otherwise in the applicable prospectus supplement, the Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of the Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Section 1002 of the Subordinated Note Indenture.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to the Company, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Section 1003 of the Subordinated Note Indenture.)

Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge. (Section 1002 of the Senior Indenture & Section 1002 of the Subordinated Note Indenture.)

Global Securities

We may issue some or all of the Debt Securities as Book-Entry Debt Securities. Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Book-Entry Debt Securities of like tenor and terms up to $400,000,000 aggregate principal amount may be represented by a single global certificate. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt

Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Section 203 of the Subordinated Note Indenture.)

Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•	will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 202 of the Subordinated Note Indenture.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	the Company;

•	the Trustee;

•	the Trust (only with respect to the Junior Subordinated Notes if the Junior Subordinated Notes are issued to a Trust); or

•	any agent of any of the above.

Covenants

Under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	preserve and keep in full force and effect our corporate existence except as provided in the Indentures;

•	deliver an officer’s certificate to the Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any; and

•	file a written notice with Trustee specifying the amount of original issue discount (including daily rate and accrual periods) accrued on the outstanding securities. (Sections 1001, 1002, 1003, 1004, 1005, 1006, 1007 of the Senior Indenture & Sections 1001, 1002, 1003 and 1006 of the Subordinated Note Indenture.)

Consolidation, Merger or Sale

The Indentures provide that we may consolidate or merge with or into, or sell all or substantially all of our properties and assets to, another corporation or other entity, provided that any successor assumes our obligations under the Indentures and the Debt Securities issued under the Indentures. We must also deliver an opinion of counsel to the Trustee affirming our compliance with all conditions in the applicable Indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the Senior Indenture, and we will be relieved of our obligations under the Senior Indenture and the Debt Securities issued under them. (Sections 801 & 802 of the Senior Indenture & Sections 801 & 802 of the Subordinated Note Indenture.)

Events of Default

Event of Default when used in each of the Indentures, will mean any of the following:

•	failure to pay the principal or any premium on any Debt Security when due;

•	with respect to the Senior Debt Securities, failure to deposit any sinking fund payment when due that continues for 60 days;

•

failure to pay any interest on any Debt Securities of that series, when due, that continues for 60 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

•	failure to perform any other covenant in the Indentures (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Trustee or the holders of at least 33% of the outstanding Debt Securities (25% in the case of the Junior Subordinated Notes) of that series give us written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization of the Company; or

•	any other Event of Default included in the Indentures or any supplemental indenture. (Section 501 of the Senior Indenture & Section 501 of the Subordinated Note Indenture.)

In the case of a general covenant default described above, the Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Debt Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indentures. Additional events of default may be established for a particular series and, if established, will be described in the applicable prospectus supplement.

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 33% (25%, in the case of the Junior Subordinated Notes) in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the trust agreement. (Section 502 of the Senior Indenture & Section 502 of the Subordinated Note Indenture.)

The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. However, the Trustee shall give the holders of Debt Securities notice of any default to the extent provided by the Trust Indenture Act. (Sections 512, 601 & 602 of the Senior Indenture & Sections 512, 601 and 602 of the Subordinated Note Indenture.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Section 508 of the Subordinated Note Indenture.)

Satisfaction; Discharge

We may discharge all our obligations (except those described below) to holders of the Debt Securities issued under the Indentures, which Debt Securities have not already been delivered to the Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities. However, certain of our obligations under the Indentures will survive, including with respect to the following:

•	rights of holders to cause us to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•	rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the Trustee; and

•	the rights, obligations and immunities of the Trustee under the Indentures. (Section 401 of Senior Indenture & Section 401 of Subordinated Note Indenture.)

Modification of Indentures; Waiver

Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Section 902 of the Subordinated Note Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Section 901 of the Subordinated Note Indenture.)

The holders of a majority of the outstanding Debt Securities of all series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for all those series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Section 513 of the Subordinated Note Indenture.)

In addition, under certain circumstances, the holders of a majority of the outstanding Junior Subordinated Notes of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Note Indenture under which those Junior Subordinated Notes were issued. (Section 1008 of the Subordinated Note Indenture.)

Concerning the Trustee

The Chase Manhattan Bank is the Subordinated Note Indenture Trustee and

the Trustee under the Senior Indenture. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and of certain of our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates.

The Trustee will perform only those duties that are specifically set forth in the Indentures unless an event of default under an Indenture occurs and is continuing. The Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Section 601 of the Subordinated Note Indenture.)

The Trustee administers its corporate trust business at 450 West 33rd Street, New York, New York 10001 (Attention: Capital Markets Fiduciary Services).

ADDITIONAL TERMS OF SENIOR DEBT SECURITIES

Repayment at the Option of the Holder; Repurchases by the Company

Upon execution of the Fourth Supplemental Indenture to the Senior Indenture dated June 1, 1998, the Company may at its discretion issue Senior Debt Securities with repayment provisions at the option of the holder. We must repay the Senior Debt Securities at the option of the Holders prior to the Stated Maturity Date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Senior Debt Securities subject to repayment at the option of the Holder will be subject to repayment:

•	on the specified Repayment Dates; and

•	at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date.

For any Senior Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days prior to the date of repayment:

•	in the case of a certificated Senior Debt Security, the certificated Senior Debt Security and the form in the Senior Debt Security entitled Option of Holder to Elect Purchase duly completed; or

•	in the case of a book-entry Senior Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the Holder will be irrevocable.

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Senior Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Senior Debt Securities or the global certificate representing the related book-entry Senior Debt Securities, on the securities depositary’s records, to the Trustee. See DESCRIPTION OF DEBT SECURITIES—Global Securities.

Defeasance

We will be discharged from our obligations on the Senior Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Debt Securities of the series. If this happens, the holders of the Senior Debt Securities of the series will not be entitled to the benefits of the Senior Indenture except for registration of transfer and exchange of Senior Debt Securities and replacement of lost, stolen or mutilated Senior Debt Securities. (Sections 1302 and 1304 of the Senior Indenture.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Senior Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Senior Debt Securities and the value of the holder’s interest in the Trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES

Additional Covenants Applicable to Junior Subordinated Notes

Under the Subordinated Note Indenture, we will:

•	maintain 100% ownership of any trust to which the Junior Subordinated Notes have been issued, if any, while the Junior Subordinated Notes remain outstanding; and

•	pay to any trust to which the Junior Subordinated Notes have been issued, if any, any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on the trust, so that the net amounts received and retained by the trust (after paying any taxes, duties, assessments or other governmental charges) will be not less than the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. (Sections 303 and 305 of the Subordinated Note Indenture.)

Option to Extend Interest Payment Period

We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Junior Subordinated Notes. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Junior Subordinated Notes, to the extent permitted by applicable law. (Section 301 of the Subordinated Note Indenture.)

During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any Debt Securities of equal or junior rank to the Junior Subordinated Notes or make any guarantee payments on any such Debt Securities. We may, however, make the following types of distributions:

•	dividends paid in common stock;

•	dividends in connection with the implementation of a shareholder rights plan;

•	payments to a trust holding securities of the same series under a guarantee; or

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Note Indenture, to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes. (Sections 1301 and 1303 of the Subordinated Note Indenture.)

Senior Indebtedness means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money that is evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness. (Section 101 of the Subordinated Note Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Note Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Note Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Section 1308 of the Subordinated Note Indenture.)

The Subordinated Note Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The following is a summary of the principal terms of the Trust Preferred Securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the Trust Preferred Securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

General

The Trust will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Trust. The trustees of the Trust will consist of:

•	two employees, officers or affiliates of the Company as Administrative Trustees;

•	a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the Property Trustee); and

•	one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement. (Sections 6.1 through 6.5 of the Amended Trust Agreement.)

The amended trust agreement will authorize the Administrative Trustees to issue, on behalf of the Trust, two classes of trust securities, Trust Preferred Securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the Trust Preferred Securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the Trust Preferred Securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Trust. (Sections 3.6, 5.1, 5.2 and 7.1 of the Amended Trust Agreement.)

The proceeds from the sale of the Trust Preferred Securities will be used by the Trust to purchase our Junior Subordinated Notes. These Junior Subordinated Notes will be held in trust by the Property Trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the Trust Preferred Securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. See DESCRIPTION OF THE GUARANTEE.

The assets of the Trust available for distribution to the holders of Trust Preferred Securities will be limited to payments from us under the Junior Subordinated Notes held by the Trust. If we fail to make a payment on the Junior Subordinated Notes, the Trust will not have sufficient funds to make related payments, including distributions, on its Trust Preferred Securities.

The Guarantee, when taken together with our obligations under the Junior Subordinated Notes, the Subordinated Note Indenture and the amended trust agreement, will have the effect of providing a full and unconditional guarantee of amounts due on the Trust Preferred Securities issued by the Trust.

The Trust Preferred Securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions, that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the Trust Preferred Securities will mirror the terms of the Junior Subordinated Notes held by the Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the Trust Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Notes. Holders of Trust Preferred Securities have no preemptive or similar rights. (Section 7.1 of the Amended Trust Agreement.)

Provisions of a Particular Series

The Trust may issue only one series of Trust Preferred Securities. The applicable prospectus supplement will set forth the principal terms of the Trust Preferred Securities that will be offered, including:

•	the name of the Trust Preferred Securities;

•	the liquidation amount and number of Trust Preferred Securities issued;

•	the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions will be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the Trust Preferred Securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the Junior Subordinated Notes and the related Guarantee may be distributed to holders of those Trust Preferred Securities;

•	any securities exchange on which the Trust Preferred Securities will be listed;

•	whether the Trust Preferred Securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the Trust Preferred Securities. (Article 7 of the Amended Trust Agreement.)

The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to the Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Trust Preferred Securities of the Trust.

Extensions

We have the right under the Subordinated Note Indenture to defer payments of interest on the Junior Subordinated Notes which may be held by the Trust by extending the interest payment period from time to time on the particular series of Junior Subordinated Notes. The Administrative Trustees will give the holders of the Trust Preferred Securities notice of any Extension Period applicable to the Trust Securities upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period. See ADDITIONAL TERMS OF JUNIOR SUBORDINATED NOTES—Option to Extend Interest Payment Period.

Distributions

Distributions on the Trust Preferred Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the property account. The Trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the Junior Subordinated Notes. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth under DESCRIPTION OF THE GUARANTEE.

Distributions on the Trust Preferred Securities will be payable to the holders named on the securities books and records of the Trust at the close of business on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Junior Subordinated Notes in the Property Account for the benefit of the holders of the trust securities. In the event that the Trust Preferred Securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the Trust Preferred Securities are listed and, if none, the Administrative Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date. (Section 7.2 of the Amended Trust Agreement.)

Mandatory Redemption of Trust Preferred Securities

The Trust Preferred Securities have no stated maturity date, but will be redeemed upon the maturity of the Junior Subordinated Notes held by the Trust or to the extent the Junior Subordinated Notes held by the Trust are redeemed prior to maturity. The Junior Subordinated Notes will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described below under Special Event Redemption.

Upon the maturity of the Junior Subordinated Notes held by the Trust, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the Junior Subordinated Notes, held by the Trust either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the Junior Subordinated Notes held by the Trust so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 30 nor more than 60 days’ notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately. (Section 7.3 of the Amended Trust Agreement.)

Special Event Redemption

Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

A Tax Event means that the Administrative Trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Trust Preferred Securities are issued and sold, there is more than an insubstantial risk that:

•	the Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the Junior Subordinated Notes held by it,

•	interest payable to the Trust on the Junior Subordinated Notes held by it is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

•	the Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

Investment Company Event means that the Administrative Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the Trust Preferred Securities are issued and sold, the Trust is or will be considered an investment company and is required to be registered under the Investment Company Act. (Section 1.1 of the Amended Trust Agreement.)

Redemption Procedures

The Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

If the Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Notes held by it, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the Trust Preferred Securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of Trust Preferred Securities called for redemption will cease, except the right of the holders of the Trust Preferred Securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of Trust Preferred Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of Trust Preferred Securities is improperly withheld or refused and not paid either by the Trust or by us under the Guarantee, distributions on the Trust Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement. (Section 7.4 of the Amended Trust Agreement.)

Conversion or Exchange Rights

The terms on which the Trust Preferred Securities are convertible into or exchangeable for common stock or our other securities will be contained in the applicable prospectus supplement. Those terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of common stock or our other securities to be received by the holders of Trust Preferred Securities would be subject to adjustment.

Distribution of the Junior Subordinated Notes

We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause Junior Subordinated Notes formerly held by the Trust to be distributed to the holders of the Trust Preferred Securities in a total stated principal amount equal to the total stated liquidation amount of the Trust Preferred Securities then outstanding. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the Trust and distribute the Junior Subordinated Notes will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders. (Section 8.1 of the Amended Trust Agreement.)

Liquidation Distribution Upon Dissolution

The amended trust agreement will state that the Trust will be dissolved:

•	upon our bankruptcy;

•	upon the filing of a certificate of dissolution or its equivalent with respect to us;

•	upon the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of at least a majority in liquidation amount of the Trust Preferred Securities, voting together as a single class;

•	90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

•	upon the distribution of the related Junior Subordinated Notes formerly held by the Trust directly to the holders of the trust securities;

•	upon the redemption of all of the trust securities; or

•	upon entry of a court order for the dissolution of us or the Trust. (Section 8.1 of the Amended Trust Agreement.)

In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the Trust Preferred Securities will be entitled to receive:

•	cash equal to the total liquidation amount of each Trust Preferred Security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

•	Junior Subordinated Notes in a total principal amount equal to the total liquidation amount of the Trust Preferred Securities.

If the Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the Trust Preferred Securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of a Trust, subject to obtaining any required regulatory approval, Junior Subordinated Notes will be distributed to the holders of the trust securities in liquidation of that Trust. (Section 8.2 of the Amended Trust Agreement.)

Trust Enforcement Events

An event of default under the Subordinated Note Indenture relating to the Junior Subordinated Notes held by the Trust will be an event of default under the amended trust agreement (a Trust Enforcement Event). See DESCRIPTION OF DEBT SECURITIES—Events Of Default.

In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

•	the distribution of the Junior Subordinated Notes formerly held by the Trust to holders of the trust securities of the Trust,

•	the redemption of all of the trust securities of the Trust, and

•	mergers, consolidations or amalgamations permitted by the amended trust agreement of the Trust.

Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the Trust Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the amended trust agreement and the Subordinated Note Indenture. In the event that any Trust Enforcement Event with respect to the Trust Preferred Securities is waived by the holders of the Trust Preferred Securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities. (Section 2.6 of the Amended Trust Agreement.)

We and the Administrative Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement. (Section 2.4 of the Amended Trust Agreement.)

Upon the occurrence of a Trust Enforcement Event involving an event of default under the Subordinated Note Indenture the Property Trustee, as the sole holder of a particular series of Junior Subordinated Notes, will have the right under the Subordinated Note Indenture to declare the principal of, interest and premium, if any, on the Junior Subordinated Notes held by the Trust to be immediately due and payable.

If a Property Trustee fails to enforce its rights under the amended trust agreement or the Subordinated Note Indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the Subordinated Note Indenture, any holder of Trust Preferred Securities may sue us, or seek other remedies, to enforce the Property Trustee’s rights under the amended trust agreement or the Subordinated Note Indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the Junior Subordinated Notes held by the Trust when payable, then a holder of the Trust Preferred Securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST.

Removal and Replacement of Trustees

Only the holders of trust common securities have the right to remove or replace the trustees of the Trust, except that while an event of default in respect of the Junior Subordinated Notes held by the Trust has occurred or is continuing, the holders of a majority of the Trust Preferred Securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement. (Section 6.6 of the Amended Trust Agreement.)

Mergers, Consolidations or Amalgamations of the Trust

The Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a Merger Event), except as described below. The Trust may, with the consent of a majority of its Administrative Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

•	the successor entity either

•	assumes all of the obligations of the Trust relating to its trust securities, orp

•	substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

•	we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of the Trust, as the holder of a particular series of Junior Subordinated Notes;

•	the Trust Preferred Securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the Trust Preferred Securities are then listed;

•	the Merger Event does not cause the Trust Preferred Securities or successor securities to be downgraded by any nationally recognized rating agency;

•	the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose identical to that of the Trust;

•	prior to the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that

•	the Merger Event does not adversely affect the rights of the holders of the Trust Preferred Securities or any successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity, and

•	following the Merger Event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	we guarantee the obligations of the successor entity under the successor securities in the same manner as in the Guarantee.

In addition, unless all of the holders of the Trust Preferred Securities and trust common securities approve otherwise, the Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes. (Section 3.15 of the Amended Trust Agreement.)

Voting Rights; Amendment of Trust Agreement

The holders of Trust Preferred Securities have no voting rights except as discussed under DESCRIPTION OF THE TRUST PREFERRED SECURITIES—Mergers, Consolidations Or Amalgamations Of The Trust and DESCRIPTION OF THE GUARANTEE—Amendments, and as otherwise required by law and the amended trust agreement.

The amended trust agreement may only be amended by a written instrument approved and executed by the Sponsor and (i) the Administrative Trustees (or, if there are more than two Administrative Trustees, a majority of the Administrative Trustees), (ii) the Property Trustee; and (iii) the Delaware Trustee if the amendment affects the rights, powers, duties, obligations or immunities of the Delaware Trustee. However, if any proposed amendment provides for

•	any change in the amount or timing of any distribution on the Trust Preferred Securities or otherwise adversely affects the amount of any distribution required to be made in respect of the Trust Preferred Securities as of a specified date, or

•	any restriction on the right of a Holder of Trust Preferred Securities to institute suit for the enforcement of any such payment on or after such date,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by each Holder of the Trust Preferred Securities affected by the amendment.

If any proposed amendment would

•	adversely affect the powers, preferences or special rights of the Trust Preferred Securities, whether by way of amendment to the amended trust agreement or otherwise, or

•	result in the dissolution, winding-up or termination of the Trust other than under the terms of the amended trust agreement,

then the holders of the Trust Preferred Securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the Trust Preferred Securities affected by the amendment or proposal.

No amendment may be made to an amended trust agreement if that amendment would:

•	cause the Trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

•	reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act; or

•	cause the Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act. (Section 11.1 of the Amended Trust Agreement.)

The holders of a majority of the total liquidation amount of the Trust Preferred Securities have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

•	direct the exercise of any trust or power conferred upon the Property Trustee under the amended trust agreement, including the right to direct the Property Trustee, as the holder of a particular series of Junior Subordinated Notes, to

•	exercise the remedies available under the Subordinated Note Indenture with respect to the Junior Subordinated Notes held by the Trust,

•	waive any event of default under the Subordinated Note Indenture that is waivable, or

•	cancel an acceleration of the principal of the Junior Subordinated Notes held by the Trust.

In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of that action, the Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes. (Section 7.5 of the Amended Trust Agreement.)

As described in the form of amended trust agreement, the Property Trustee may hold a meeting to have holders of Trust Preferred Securities vote on a change or have them approve a change by written consent.

If a vote by the holders of Trust Preferred Securities is taken or a consent is obtained, any Trust Preferred Securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

•	we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of Trust Preferred Securities; and

•	any Trust Preferred Securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. (Section 7.5 of the Amended Trust Agreement.)

Information Concerning the Property Trustee

For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. (Sections 3.9 and 3.10 of the Amended Trust Agreement.)

Information Concerning the Administrative Trustees

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in a way that:

•	will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

•	will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

•	will cause the Junior Subordinated Notes it holds to be treated as our indebtedness for U.S. federal income tax purposes.

We and the Administrative Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the Administrative Trustees determine to be necessary or desirable for those purposes. (Section 3.6 of the Amended Trust Agreement.)

DESCRIPTION OF THE GUARANTEE

We will execute the Guarantee from time to time for the benefit of the holders of the Trust Preferred Securities.

The Chase Manhattan Bank will act as Guarantee Trustee under the Guarantee. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities to which it relates.

The following description of the Guarantee is only a summary. The form of Guarantee is an exhibit to the registration statement.

General

We will irrevocably and unconditionally agree under the Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Trust Preferred Securities to which the Guarantee relates, to the extent that the Guarantee

Payments are not paid by or on behalf of the Trust. We are required to pay the Guarantee Payments to the extent specified in the Guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person. (Section 5.1 of the Guarantee.)

The following payments and distributions on the Trust Preferred Securities are Guarantee Payments:

•	any accrued and unpaid distributions required to be paid on the Trust Preferred Securities but only to the extent that the Trust has funds legally and immediately available for those distributions;

•	the redemption price for any Trust Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

•	upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all the Trust Preferred Securities, the lesser of:

•	the sum of the liquidation amount and all accrued and unpaid distributions on the Trust Preferred Securities to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

•	the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Trust. (Section 1.1 of the Guarantee.)

We may satisfy our obligation to make a Guarantee Payment by making that payment directly to the holders of the related Trust Preferred Securities or by causing the Trust to make the payment to those holders. (Section 5.1 of the Guarantee.)

The Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Trust Preferred Securities from the time of issuance of those Trust Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Trust Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

If we do not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under the Trust, the Trust will not make the related payments on its Trust Preferred Securities.

Subordination

Our obligations under the Guarantee will be unsecured obligations of the Company. Those obligations will rank:

•	subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

•	equal in priority with the Junior Subordinated Notes that we may issue and similar guarantees; and

•	senior to our common and preferred stock.

We have $139 million in Junior Subordinated Notes outstanding that will rank equal in priority with the Guarantee. We have common and preferred stock outstanding that will rank junior to the Guarantee.

The Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity. (Section 5.4 of the Guarantee.)

The terms of the Trust Preferred Securities will provide that each holder of the Trust Preferred Securities, by accepting those Trust Preferred Securities, agrees to the subordination provisions and other terms of the Guarantee.

Amendments

We may amend the Guarantee without the consent of any holder of the Trust Preferred Securities if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the Guarantee with the approval of the holders of at least a majority in liquidation amount of the outstanding Trust Preferred Securities. (Section 9.2 of the Guarantee.)

Termination

The Guarantee will terminate and be of no further effect when:

•	the redemption price of the Trust Preferred Securities to which the Guarantee relates is fully paid;

•	we distribute the related Junior Subordinated Notes to the holders of those Trust Preferred Securities; or

•	the amounts payable upon liquidation of the Trust are fully paid. (Section 7.1 of the Guarantee.)

The Guarantee will remain in effect or will be reinstated if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid to that holder with respect to those Trust Preferred Securities or under the Guarantee.

Material Covenants

We will covenant that, so long as any Trust Preferred Securities remain outstanding, if there is an event of default under the Guarantee or the amended trust agreement:

•	we will not make distributions related to our Debt Securities that rank equally with or junior to the Junior Subordinated Notes held by the Trust, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

•	we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

We may, however, make the following types of distributions:

•	dividends paid in common stock;

•	dividends in connection with the implementation of a shareholder rights plan;

•	payments to a trust holding securities of the same series under a guarantee; and

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants. (Section 6.1 of the Guarantee.)

Events of Default

An event of default will occur under the Guarantee if we fail to perform any of our payment obligations under the Guarantee. The holders of a majority of the Trust Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Trust Preferred Securities of that series. (Section 2.6 of the Guarantee.) The Guarantee Trustee is entitled to enforce the Guarantee for the benefit of the holders of the Trust Preferred Securities of a series if an event of default occurs under the Guarantee. (Section 3.1 of the Guarantee.)

The holders of a majority of the Trust Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under the Guarantee. Any holder of the related Trust Preferred Securities may institute a legal proceeding directly against us to enforce that holder’s rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. (Section 5.4 of the Guarantee.)

Concerning the Guarantee Trustee

The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Note Indenture Trustee and the Senior Indenture Trustee. We and certain of our affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and certain of our affiliates are outstanding.

The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 3.1 of the Guarantee.) Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Trust Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 3.2 of the Guarantee.)

AGREEMENT AS TO EXPENSES AND LIABILITIES

We will enter into an Agreement as to Expenses and Liabilities under the Trust Agreement. The Agreement as to Expenses and Liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related trust common or other similar interests in the Trust the amounts due to the holders under the terms of those trust common securities or those similar interests.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEE AND THE JUNIOR SUBORDINATED NOTES HELD BY THE TRUST

We will guarantee payments of distributions and redemption and liquidation payments due on the Trust Preferred Securities, to the extent the Trust has funds available for the payments, to the extent described under DESCRIPTION OF THE GUARANTEE. No single document executed by us in connection with the issuance of the Trust Preferred Securities will provide for our full, irrevocable and unconditional guarantee of the Trust Preferred Securities. It is only the combined operation of our obligations under the Guarantee, the amended trust agreement and the Subordinated Note Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations for the Trust Preferred Securities.

As long as we make payments of interest and other payments when due on the Junior Subordinated Notes held by the Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the Trust Preferred Securities issued by the Trust, primarily because:

•	the total principal amount of the Junior Subordinated Notes held by the Trust will be equal to the sum of the total liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the Junior Subordinated Notes held by the Trust will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities;

•	we will pay for any and all costs, expenses and liabilities of the Trust except its obligations under its Trust Preferred Securities; and

•	each amended trust agreement will provide that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

If and to the extent that we do not make payments on the Junior Subordinated Notes held by the Trust, the Trust will not have funds available to make payments of distributions or other amounts due on its Trust Preferred Securities. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of Trust Preferred Securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

The Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Trust. The Trust Preferred Securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the Trust Preferred Securities, the Guarantee and the Junior Subordinated Notes held by the Trust will be included in the notes to the consolidated financial statements. We will record distributions that the Trust pays on the Trust Preferred Securities as an expense in our consolidated statement of income.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the SEC.

Our Board of Directors can, without approval of shareholders, issue one or more series of Preferred Stock. The Board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting each series and the terms and conditions of issue.

The Preferred Stock will, when issued, be fully paid and non-assessable. Unless otherwise specified in the applicable prospectus supplement, the Preferred Stock will rank on a parity in all respects with any outstanding Preferred Stock we may have and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any Preferred Stock that may subsequently be issued may limit the rights of the holders of our common stock and Preferred Stock.

The transfer agent, registrar, and dividend disbursement agent for a series of Preferred Stock will be named in a prospectus supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors or to vote on any other matter.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Offered securities may be sold through agents that we designate. The agents agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Direct Sales

We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the Act), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

McGuire, Woods, Battle & Boothe LLP, Richmond Virginia, counsel to the Company, will issue an opinion about the legality of the offered securities for us. Certain matters relating to the formation of the Trust and the issuance of the Trust Preferred Securities under Delaware law and the Trust Agreement will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Trust and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Legal conclusions relating to the Company’s franchises and title to its properties in the Company’s Annual Report on Form 10-K and legal conclusions under Description of the Bonds and Description of the Senior Notes and Junior Subordinated Notes held by the Trust, including limitations upon the Company’s issuance of Bonds, have been reviewed by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, except that, with respect to the Bonds, insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of such firms, respectively, as experts.

$225,000,000

VIRGINIA ELECTRIC AND POWER COMPANY

4.10% Callable And Puttable Enhanced SecuritiesSM (“CAPESSM”) Due 2038

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

McDonald Investments Inc.

December 9, 2003

“Callable And Puttable Enhanced Securities” and “CAPES” are service marks owned by Merrill Lynch & Co., Inc.